Exhibit 99.2

                               WOODHEAD INDUSTRIES
                          MODERATOR: PHILIPPE LEMAITRE
                                  JULY 23, 2004
                                  10:00 A.M. CT


Operator:           Good morning and welcome to the Woodhead Industries 2004
                    Fiscal Third Quarter conference call. Before we begin today, let me remind the audience comments made during the conference call being held today, July 23rd, 2004, contains statements that are forward looking. These statements are based on current expectations that are subject to risks and uncertainties.

                    In particular, such risks include future actions, perspective products, future performance or results of current or anticipated products, sales efforts, expenses, the outcome of contingencies, such as legal proceedings, general economic and business conditions, currency fluctuations, competition, and other issues discussed in the company's Form 10-K and other SEC filings. I would also like to remind today's audience that the call is being recorded.

                    Now, let me introduce our host for today's call, Mr. Philippe Lemaitre, Chairman and Chief Executive Officer of Woodhead Industries. Please go ahead, Mr., Lemaitre.

Philippe Lemaitre:  Thank you, Steven, and good morning, everyone. We appreciate your joining us today to discuss our performance and financial results for our 2004 third quarter. With me today, as usual, is Bob Fisher, our Vice President and Chief Financial Officer; Joe Nogal, our Vice President and Treasurer, Controller, is also with us and will be available to respond to your questions at the end of the call.

                    I will begin today's call with a summary of our 2004 fiscal third quarter financial results, an update of the current economic and manufacturing environment, based


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                    on recent economic indicators, strategic initiatives and
                    recent product development will also be part of my discussion. Bob Fisher will take you through the numbers in greater detail and review our results by business segments. Finally, I will return and provide guidance for the fourth quarter and the first half of 2005, and as usual, we will conclude by taking your questions.

                    While our fiscal third quarter results were slightly below our original expectations first communicated nine months ago, we are pleased that overall our businesses continue to perform well. Revenue was $52.7 million, up 13 percent from last year. Income from operations was $3.6 million and net income was $1.6 million or 13 cents per share for the quarter. The slight shortfall in forecasted earnings this quarter was primarily caused by lower revenue at our applicom subsidiary and the adverse impact of foreign exchange rate changes of five cents per share. While lower than originally expected, applicom continues to generate positive revenue increases. In local currency, their revenue was up nine percent year over year.

                    As we said in our release two weeks ago, the issues that caused the shortfall were largely timing related and pertain to the introduction of several exciting new products. The issues related to these products have been resolved, and we expect this area of our business to continue to show growth going forward.

                    We continue to be encouraged by recent economic reports. The Institute for Supply Management Index came in at 61.1 in June. While this is down slightly from the prior month, this marked the eighth consecutive month the Index has exceeded 60 points which indicate clear expansion in the manufacturing economy. Remember, any reading above 50 indicates expansion in this sector and the Index has been over 50 now for the last 13 months. The lengthy duration of this expansionary trend


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                    should serve to instill confidence in those making
                    purchasing decisions and, thus, create a solid foundation of growth going forward.

                    Our initiatives for sustainable long-term growth are going well and our connectivity business continues to show progress. We are pleased with the profitability being generated by our electrical segment, as we complete the restructuring and migration of the Aero-Motive operation. We are particularly excited about our new industrial gateway products which are beginning to take hold as shown by a project that we were working on for MIG gateways. In this project, our product would be used as part of a GPS implementation for cabs in Australia and represents a potential opportunity for 7,000 to 8,000 units for that project. Furthermore, the application is being developed by a group of companies, and if successful in Australia, the system could be deployed in other locations around the world.

                    Another promising new program getting traction is a new electrical product which is specifically designed for the home center market. We recently received the initial stocking order to be delivered in early September and we look forward to getting other products designed specifically for this new channel for Woodhead. If this is successful, it's a very interesting opportunity for our future.

                    I will now turn the call over to Bob Fisher who will review our financial performance in greater detail. Bob.

Bob Fisher:         Thank you, Philippe. As Philippe said, third quarter
                    revenues were $52.7 million with 45 percent coming from international markets. Revenue was up 13 percent as reported. Foreign exchange accounted for $1.3 million or three points of the increase. Holding exchange rates constant and adjusting revenue for the $800,000 of electrical product lines divested as part of our restructuring, revenue was up 12 percent.

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                    Revenue improved in all regions of the world. Our Asian
                    operations saw revenue increases of 63 percent. Europe continued to demonstrate strong results and increased market penetration with revenues up 15 percent. Germany and Italy had the strongest year-over-year improvement in Europe. Our North American operations revenue increased nine percent year over year as all business sectors showed solid growth except for the decline in our telecom data storage sector which was down $2.8 million due to the loss of significant business with one customer. For continuing product lines, North America was up 12 percent compared to last year.

                    Income from operations for the quarter was $3.6 million and net income was $1.6 million or 13 cents per share. This compares to income from operations of $2.3 million and net income of $2 million or 17 cents per share in the third quarter of 2003. In addition to revenues increasing year over year, gross margins showed material improvement. This year's margins were 38.4 percent of net sales compared to
                    35.6 percent for the same quarter last year, as volumes increased and we migrated products from Kalamazoo, Michigan, to Juarez, Mexico.

                    As expected, higher commodity prices, primarily related to copper, partially offset some of the improvement in gross margins. We also had the benefit of restructuring expenses being

                    $1 million lower this year. However, these positive developments were partially offset by higher expenses related to our investment in sales, marketing, and engineering initiatives.

                    Operating expenses in total were $16.5 million in the quarter compared to $13.2 million for the same period last year. The increase was due to the incremental costs associated with the investments mentioned above, the absence of a $700,000 retiree


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                    medical credit we had last year and foreign exchange rate
                    changes which cost us $300,000 year over year.

                    Once again this quarter, our reported results and year-over-year comparisons were significantly impacted by foreign exchange rate changes; mostly on the U.S. dollar loan on our Canadian books. Last year, we experienced the favorable impact of 14 cents per share; while this year, we had a negative five cents per share impact in Other Expense.

                    In the connectivity segment, third quarter sales were $37.8 million up 12 percent from last year as reported with four points of the increase due to exchange rate changes. As mentioned before, all regions of this business segment reported solid year-over-year gains. For the quarter, connectivity remained 72 percent of our total sales. Income from operations in this segment was $1.6 million which compares to $1.7 million in 2003. The lower income from operations was due to higher operating costs which more than offset the increased revenue and improved gross margins.

                    In the electrical segment, third quarter sales were $14.9 million and income from operations was $2.3 million. This compared to $12.8 million and $25,000 respectively in the third quarter of 2003. Fiscal third quarter 2003 results included $1.2 million in restructuring charges related to the Aero-Motive operation. Gross margins in the electrical segment were up from both last year and last quarter as the migration of the Aero-Motive operation to Mexico is almost completed.

                    Our tax rate for the quarter was 34.5 percent which compares to 28.3 percent last year. The relatively low rate in last year's third quarter was due mainly to the favorable tax treatment of a capital gain in Canada. Backlog at the end of the quarter increased to $18.8 million or was 22 percent higher than last year. This is


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                    consistent with the revenue growth increase in the quarter and the expectations for continued growth going forward.

                    Cash on hand at the end of the quarter was $22.8 million. Inventory turns came down slightly as we purposely built inventory to support revenue during the final migration of product from Michigan to Mexico, and we also had the start-up of some new product sourcing out of China. Days sales outstanding remained flat during the quarter. Capital expenditures in the quarter were $2.8 million and depreciation and amortization was $2.4 million. And we still anticipate that for the full year, we'll spend $9 million for new capital and equipment.

                    I'll now turn the call back to Philippe.

Philippe Lemaitre:  Thank you Bob. We expect revenue to remain solid in the fiscal fourth quarter and expect them to be approximately 20 to 25 percent higher than 2003 levels including the effect of an additional week this year. It is important to understand that because of our statistical calendar, this year's fourth quarter will have 14 weeks which represents a seven percent increase in revenue when compared to a normal 13 week quarter. And also, an approximate seven percent increase in operating expenses. Taking all of this into account, earnings for the quarter are expected to be in a range between 14 to 17 cents per share.

                    We are beginning to see several of our initiatives begin to bear fruit. As a result of these positive forces, as we start our planning process for fiscal 2005, we are planning for 15 percent revenue growth and significant earnings growth in the first half of 2005. Steven, we are ready now to take questions.

Operator:           Very good, sir; thank you. I will advise our audience that today's question and answer session will be conducted electronically. If you would like to ask a question

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                    or pose a comment to our presenters, please signal at this time by pressing the star or asterisk key on your touch-tone telephone pad followed by the digit one. If you're using a speakerphone today, please make sure that your mute function is turned off to allow your signal to reach our equipment. We'll proceed in the order that you signal and we'll take as many questions as time permits.

                    Once again, please press star one at this time to signal your question or comment. And gentlemen, we'll pause for just one moment to assemble our roster. And our first question today will come from Ephrim Fields representing Claris Capital.

Ephrim Fields:      Good morning.

Bob Fisher:         Good morning.

Ephrim Fields:      I was wondering if you could give us a sense going forward for what your book and cash tax rate should be.

Joe Nogal:          The tax rate for the fourth quarter should come in at
                    approximately 37 percent.

Ephrim Fields:      OK.  And for next year?

Joe Nogal:          I would think it'd be something very similar to that.

Ephrim Fields:      OK.

Joe Nogal:          37.

Ephrim Fields:      OK. Great. And I'm sorry; we're relatively new to the
                    company. Are you guys cash tax payers at that level? Or do you pay cash taxes at a lower level?

Joe Nogal:          We pay cash taxes at that level.

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Ephrim Fields:      OK. Could you just give us a sense for the operating
                    leverage that you have in the business? And I don't know what's - how the easiest way for you guys to address it, but if it's, you know, an incremental $10 million of revenue, what that does to your EBIT.

Bob Fisher:         I won't give you a number, but I we are very leveraged and that's one of the points we're making sure that people understand the 14 weeks versus the 13 weeks and our revenue is increasing so it all won't go to the bottom line as much in Q4 as it would in a normal quarter if you're comparing 13 weeks to 13 weeks.

                    But we have very good leverage.

Ephrim Fields:      OK. Final question; given that the change in foreign
                    currency seems to have some pretty meaningful impacts on your reported numbers, I was wondering if you had contemplating hedging out some of the effects exposure that you have.

Joe Nogal:          We have looked at hedging, but the cost of hedging, it's
                    basically on a Canadian dollar loan, is very costly for us, and we've decided not to do anything at the present time.

Ephrim Fields:      OK. So all of that has to do with this Canadian loan?

Joe Nogal:          Yes.

Ephrim Fields:      OK. Thank you very much.

Philippe Lemaitre:  Thank you.

Operator:           And representing Sidoti and Company, our next question comes from John Franzerb.

John Franzerb:      Good morning, gentlemen.


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Bob Fisher:         Hi, John.

John Franzerb:      You cited two products that kind of support your growth
                    expectations in the first half of '05. One is - there was electrical product for the home center market, could you provide a little clarity? What the product is and what kind of incremental revenue benefit you expect from it? And you said you had some gateway products for GPS and other applications; can you give us some other applications that may be useful to give us a sense of what the end markets are for these products?

Philippe Lemaitre:  Yes. The home center market and we cannot talk too much at this stage because we need to launch it and then we will be able to talk about it. The home center market, it's for people like Lowe's, Home Depot, and others. We have created a line of very innovative, new products for that market in our electrical business. And we are doing the first stocking order, which is kind of a trial of this product for this market. If this market works well, I expect that we will have very rapidly, fairly significant revenue. By that, I mean $2 million a year. A little bit too early to capitalize on that yet, but it is a fairly exciting new avenue for us.

                    So that's one; the second one is really our MIG products. We announced the development of the product last year, we launched it sometime this year, we had a little bit of software bugs in there that is, of course, one of the causes for the applicom delay, and we corrected that and we are seeing two types of market for this product at this stage. One is this traditional HMI market in the industrial sector and we are talking to many people on that. But the second one is the mobile computing market; places like a garbage truck to report where they are, what they do; containers and taxi's and things like that.

John Franzerb:      Yes.

Philippe Lemaitre:  And we're talking to many different people across the world, but we have a very - a project that hopefully will come shortly through maturity which will show that we can perform in that market. And that's the one I was referring to.

                    Now for next year, in our plan, we are not counting too much on both of these new products in our revenue because it's a little bit too early. So when I talked about our 15 percent growth, I am basing it more on our traditional type product.

John Franzerb:      OK. So you're saying traditional demand driving that 15
                    percent growth; of that growth, could you just give me a sense of how much is from new products versus traditional products?

Philippe Lemaitre:  I don't think I have that number right now because we are right in the middle of our planning process. We're going to finalize our plan by mid-August. So I cannot tell you exactly.

John Franzerb:      OK. The ...

Philippe Lemaitre:  30 percent of our growth comes from new products the rest from traditional.

John Franzerb:      OK. The operating expenses were running at a 16.6 rate, I
                    think it was, for the quarter. You talked about being, adding people. Are we done with those expenses? Is that - is a 16.6 - 16.7 kind of a run rate about as high as you're going to get?

Philippe Lemaitre:  Yes.

John Franzerb:      So that's it; you're pretty much done adding on and that's pretty much - can we see any incremental drop? I mean one time sort of costs in there for some of your selling initiatives that may result from that tinkering down a little bit?
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Philippe Lemaitre:  I think we are about done for everything, so you shouldn't expect a clear increase in there. The other thing is that next year we - it's unfortunate that won't have a 14th week in our year, so that's the only difference.

John Franzerb:      OK. And one last question, what happened with applicom in
                    the quarter, does that kind of suggest to you that there's a skittishness to commit to larger system products and people are at least, I think the people making the purchasing decisions are leaning towards making smaller commitments and smaller projects? Is that kind of what that says to you?

Philippe Lemaitre:  No. What happened applicom is fundamentally our fault; we had product that we had expected to be released earlier, and we had a couple of technical issues on this product and as a result, that got delayed.

John Franzerb:      OK. Thank you very much.

Operator:           And before taking our next question, I would like to remind our audience that if you do have a question or comment, you may signal at this time by pressing star one on your touch-tone telephone. Our next question today will come from Alexander Paris representing Barrington and Associates.

Alexander Paris:    Good morning. The gateway products that you said you're very excited about, those are exactly the applicom products that were previously delayed, is that right?

Philippe Lemaitre:  Yes.

Alexander Paris:    Right. OK. And you mentioned two kinds; one is more - two
                    classes of applications. One is kind of on the factory floor allowing machines to talk to each other, is that it?

Philippe Lemaitre:  One is network to network type gateway and the other one is more mobile computing application gateway. We just call them gateway; they're not exactly the same product though.

Alexander Paris:    OK. Well, on the mobile one, just - you're still talking
                    about a connector that's involved there, right?

Philippe Lemaitre:  No, we're talking about something that resembles more a computer than a connector.

Alexander Paris:    OK. But the first ...

Philippe Lemaitre:  I'm sorry, Alex. It's a wireless type computer that enables communication from mobile platforms to either other mobile platform or to a center.

Alexander Paris:    So that's like a controller?

Philippe Lemaitre:  Yes. It's more like a computer. Yes, it's a controller for the application, if you want.

Alexander Paris:    OK. And that's the same way it is on the factory floor
                    network to network? Or is that a connector?

Philippe Lemaitre:  Network to network is also - it's both. It's connection and it's interface between networks.

Alexander Paris:    OK. And when would these products now finally introduced?
                    Before mid-year? Or when?

Philippe Lemaitre:  They are introduced.

Alexander Paris:    Yes. But when - they were delayed, they were toward the end of the third quarter?

Philippe Lemaitre:  Yes, they were - yes. It varies with the product, but roughly toward the end of the third quarter.

Alexander Paris:    So, maybe the sales you were expecting in the fourth quarter are now pushed off in to the first quarter of next year? Is that kind of ...

Philippe Lemaitre:  Yes.

Alexander Paris:    ... the reason for second half reductions?

Philippe Lemaitre:  The sales we were expecting are pushed to Q4.

Alexander Paris:    Right. OK. And in your restructuring, your costs, the
                    migration to Mexico I think that you said was $1.2 million in the third quarter, was that - that's about a penny a share?

Bob Fisher:         It was $1.2 million last year and it was about $100,000 this year.

Alexander Paris:    Oh. In the third quarter?

Bob Fisher:         Correct.

Alexander Paris:    Right. And is that - you said that's about done, so you
                    don't have that in the fourth quarter, then?

Bob Fisher:         Well, we'll have some expenses in the fourth quarter related to a pension settlement; about $250,000.

Alexander Paris:    OK. But related to the same migration?

Bob Fisher:         Yes, it is.

Alexander Paris:    And then you're through for the year?

Bob Fisher:         Yes.

AlexanderParis:     OK. And then, the big marketing initiatives which you I
                    think originally estimated you were going to spend about 25 cents a share or something and then I think you've since reduced that to about 20 cents or like five cents a quarter that's embedded in your costs.

Bob Fisher:         Yes, it is.

Philippe Lemaitre:  Yes.

Alexander Paris:    And when does that start? Is it in the second quarter?

Bob Fisher:         Started in Q1 fiscal.

Alexander Paris:    First quarter. So it's roughly five cents, five cents, third quarter five cents and the fourth quarter, another five cents?

Bob Fisher:         No, it's running at about four cents a quarter now for both sales and marketing.

Alexander Paris:    OK. And then, that also ends with the end of the fiscal
                    year, too, then?

Bob Fisher:         Well, now most of that's going to be continued.

Alexander Paris:    Oh, well.

Bob Fisher:         Most of that was adding people and doing more programs.
                    We'll continue to do programs. There were some things that were one time, like the web development, the electronic catalog and branding studies and things like that. But the majority of the expenses will continue.

Alexander Paris:    Well, you've always got - you're always hiring and moving
                    people around anyway, but this was, I understood, kind of a more of a one shot big initiative and then it would tail back down to normal again.

Bob Fisher:         No, I mean this was an initiative in terms of beefing up our organization and actually adding people that we'll keep to generate revenue.

Alexander Paris:    Yes. But you're not going to keep adding at that rate.

Bob Fisher:         No, we won't add at that rate. I mean we've added them and it'll stay at that rate today.

Alexander Paris:    OK. So that kind of extra cost, that catch-up marketing
                    initiative, that's trailing off, then? Now you're just back to your regular normal; you're keeping them, but you're not adding more.

Bob Fisher:         Correct.

Philippe Lemaitre:  Right.

Alexander Paris:    OK. So what I'm getting as you're getting - between those
                    two things, you're getting back to kind of just a more of an ongoing operational business.

Philippe Lemaitre:  Right. We can say that we don't expect to change further need for next year.

Alexander Paris:    Right. So coming next year, everything's just pretty much
                    normal.

Philippe Lemaitre:  Right.

Alexander Paris:    OK. And the - in the home center stores, you have not sold your product in there before, right?

Philippe Lemaitre:  No, never.

Alexander Paris:    And now, as I recall from going through your plans, you've got things that are wires with a light on the end, things that you might normally see in a Home Depot store anyway, but yours are more durable, higher quality.

Philippe Lemaitre:  Right.

Alexander Paris:    So you're taking some of those same things, you know, the
                    bright orange color I remember from your plans, those kinds of things and you're taking it over to a retailer, just establishing a new channel for a lot of the same products?

Philippe Lemaitre:  No. It's actually - it's similar product, but it's not the same product. There is quite a bit of innovation for it that fits more the home center; the do-it-yourself ...

Alexander Paris:    Yes.

Philippe Lemaitre:  ... than the type of products we have in our electrical that really goes to very large construction sites or factories. So it's the same technical knowledge behind it, if you want
                    ...

Alexander Paris:    Yes.

Philippe Lemaitre:  ... but it's a different product and it's not a product that we have somehow downgraded, if you want ...

Alexander Paris:    Right.

Philippe Lemaitre:  ... your cost price.

Alexander Paris:    OK. But you would guess the buyers of this would be more
                    builders and so forth, as opposed to ...

Philippe Lemaitre:  No.  ...

Alexander Paris:    ... consumers?

Philippe Lemaitre:  ... it should be the home do-it-yourself man, as well as the small contractor type person rather than the big construction sites.

Alexander Paris:    OK. And you said you've got the first stocking order from a chain?

Philippe Lemaitre:  Yes.

Alexander Paris:    OK. To be delivered did you say in September?

Philippe Lemaitre:  Yes.

Alexander Paris:    OK. Is the other income or expense in this case $530,000
                    that was - I didn't go through the numbers - is that mostly currency?

Bob Fisher:         Yes.

Alexander Paris:    OK. Does that anniversary some point where, on a stand still basis, on the Canadian currency, it kind of starts lessening?

Joe Nogal:          Well, every time we pay down the loan it will lower the
                    exposure and the exchange rate is really the Canadian dollar versus the U.S. dollar. However that fluctuates will impact the exchange.

Alexander Paris:    But the Canadian dollar started gaining more at some point, a year ago or so. At some point here, doesn't the year-to-year comparison get less?

Bob Fisher:         It depends on the fluctuation during the quarters ...

Alexander Paris:    OK.

Bob Fisher:         ... But I mean it gained ground last year but then in the
                    beginning of this year, it came down and it's coming up again this current quarter.

AlexanderParis:     Yes. All right. Just one quick question in terms of the
                    source of the upturn in your business; I can remember in the past when things were going downhill, you were not getting some of the big projects like from material handling markets, machine tool markets and so forth with programs.
                    Are those kinds of programs now coming back? Are they dusting them off and ...

Philippe Lemaitre:  Yes, I think we are starting to get on fairly large programs in different industries.

Alexander Paris:    Yes.

Philippe Lemaitre:  Which is something like about a year, year and a half ago most of our business growth or our business numbers came more from maintenance MRO type project than large industrial project. Today, we are seeing more and more of these large industrial projects coming back to the front.

Alexander Paris:    OK. I noticed you quote a lot the Purchasing Manager's
                    Manufacturing Index as kind of a proxy for the industrial sector, but beyond that can you isolate the - actually the capital spending cycle is also improving more recently?
                    Because that kind of lags a little bit, but can you readily identify that there's a lot more capital spending sources of business now than there were say three or four months ago?

Philippe Lemaitre:  Yes, there is more capital spending. I couldn't give a number ...

Alexander Paris:    Right.

Philippe Lemaitre:  ... but we see it in the projects that we are getting.

Alexander Paris:    Right. OK. Thank you very much.

Philippe Lemaitre:  Thank you, Alex.

Operator:           And once again, I will remind that it is star one to signal your question or comment. And for those waiting in the question queue, if you find that your question has already been answered, you may remove yourself by pressing the pound key on your touch-tone telephone.

                    We'll take our next question, then, from Kevin Sarsany with Langenberg & Company.

Kevin Sarsany:      Hey, guys. How are you doing?

Philippe Lemaitre:  Good morning, Kevin.

Kevin Sarsany:      Some of the questions have been answered, but I - could you put a number on that Canadian five cents, pre- and post-tax?

Bob Fisher:         The amount ...

Kevin Sarsany:      Yes. Any other expense? Or is it totally in there and that's the $530,000?

Joe Nogal:          It's actually the Canadian dollar piece was about $600,000 pre-tax and equates down to approximately $500,000 after tax.

Kevin Sarsany:      OK. OK. My next question is about the regional performance;
                    what was Europe on a non FX basis? I mean you gave a 15 percent, but in local currency, what was it?

Bob Fisher:         Eight percent.

Kevin Sarsany:      Eight percent. And Asia, up 63 percent, but how big is that?
                    I mean that's a very small piece of ...

Bob Fisher:         Yes. It's pretty small.

Kevin Sarsany:      All right. So the 63 percent really isn't that meaningful?

Bob Fisher:         Well ...

Philippe Lemaitre:  It's meaningful in one sense is that the 63 percent come from having sign up some major machine tool manufacturers in Japan. People like (Okuma) or (Morisaki) and becoming this year their sole supplier of connectorization. So, these are major programs that are going on and will continue to go on for many years, if we continue to satisfy their demand. So from that standpoint, it's significant.

                    From a pure dollar point of view, yes, Asia is small compared to the rest of our operation. They represent - what? Five percent? Yes, roughly.

Kevin Sarsany:      OK. And I guess North America you mentioned that it was up nine percent in electrical primarily is North America; what was connectivity in North America? Up or down?

Bob Fisher:         Connectivity was up. It wasn't up as much, but it was also impacted by the telecommunication piece of business that was lost.

Kevin Sarsany:      Right. OK. All right. Well, I appreciate it and you know,
                    look forward to continued growth and I guess a follow on, now that I'm kind of rambling, is what are your expectations for North America next year? I mean you're seeing capital expenditures - Europe has traditionally been doing better than North America and your numbers out there - 15 percent for first half. Could you attribute some of that to North
                    America? Or how do you look at it?

Bob Fisher:         Yes. We think there's a growth next year; I mean our
                    preliminary planning process is really pretty consistent around the world.

Kevin Sarsany:      OK.

Bob Fisher:         In terms of year-over-year growth.

Philippe Lemaitre:  Yes, we see double digits.

Kevin Sarsany:      OK. Thank you.

Philippe Lemaitre:  Thank you, Kevin.

Operator:           We'll move next to Mr. Greg Weaver with Kern Capital.

Greg Weaver:        Hi. Just a follow-up on your last comment about the telecom business that you lost; is that a permanent loss? Can you give us a little more detail there? How big ...

Philippe Lemaitre:  It's a loss with EMC. EMC has been a large customer of that portion of our business for many years and they have gone through the normal big company supplier consolidation, and we lost a portion of that business to people like I think Tyco, in this case. And that's I think that's permanently lost.

Greg Weaver:        I guess how significant were they to that segment of your
                    business?

Philippe Lemaitre:  They were important; that segment to our business is going down quite a bit and they were about - what? $8 million? Roughly per year for us.

Greg Weaver:        OK. And on the applicom piece, right, when you - how much of that revenue would you say was pushed out because of the inability to have the product ready?

Bob Fisher:         I don't really know. It's tough to say.

Greg Weaver:        Is it fair to say it's the amount you missed the quarter by?

Bob Fisher:         No, I don't think so. I mean so in terms of missing the
                    quarter, I mean the applicom forecast, which is a very aggressive forecast coming off of Q2 which was their best quarter ever and so they still did a very good job on a year-over-year basis, just not as ... Philippe Lemaitre:
                    Yes, they grew nine percent and I think their forecast was to grow like - what? 13 - 12 - 13 percent, something like that. So they missed that because of delay. Now these new products have a long trial so they will, you know, contribute to our earnings for a few years to come.

Greg Weaver:        OK. I guess kind of what I was driving at there also was the fact sequentially your backlog was down a bit. You know, is there a seasonality factor at work here? Or you know, with these new products coming out, I thought we might see maybe a little improvement there. Or you know, you had mentioned in the prior quarter about marketing helping you out there in terms of building your backlog, so could you touch on that?

Philippe Lemaitre:  Yes. Backlog represents a month to a month and a half for us, so it's a small component. Seasonally, we get a down backlog at about this time anyhow. If you look at year over year, it's very consistent.

Bob Fisher:         I mean it's still 22 percent year-over-year growth in the
                    backlog.

Greg Weaver:        OK. So there is a seasonal issue there then. And how about on your connectivity business; you mentioned the operating income was down there because your expenses were up. I mean is this just the marketing situation? Or is there something else there?

Philippe Lemaitre:  Yes, it's all our initiatives in sales, marketing and some in engineering.

Greg Weaver:        OK. And on your - if I look at your year-over-year results here, incrementally, your incremental gross margin was like
                    60 percent and a 20ish percent incremental operating margin.
                    I mean is that realistic to think that layering on revenue on top of where you are, that those numbers are repeatable?

Bob Fisher:         You're getting at the incremental - what have we pulled out from incremental revenue? 60 percent is too high.

Greg Weaver:        So, the 35 last year was a distortedly low number in terms of gross margin?

Bob Fisher:         No, I mean, well, the gross margin we're giving up and it's at 38 percent. But I mean incrementally every dollar ought to give us more than the 38 percent, but it's not going to give us 60 percent...I guess is the way to answer that.

Greg Weaver:        OK. So this is exceptional? Now I'm just doing the math from the numbers that are presented here.

Philippe Lemaitre:  The change is exceptional, maybe. We are looking at a business that should be running in the 40 percent gross margin type level, and we can absorb quite a bit of gross with out having to change our operating expenses, because we have done all the initiatives that we want to do for a while. So then what goes to the bottom line you can make an estimate from that.

Greg Weaver:        OK. And I guess, just lastly, could you give us some more
                    color on your home center opportunity, in terms of the number of SKUs? You made it sound like it was one product, but my understanding is you have multiple products lined up there and it sounds like one retailer, too. But do you think we'll see multiple guys there in the current quarter? And I guess (of) the guy you're shipping to, is that all his stores or just a couple?

Philippe Lemaitre:  No, we are shipping to, you know, I don't remember the number, but - yes, majority of their stores and it's one company. At some point in time, if this works, we will definitely have a line of product and we'll definitely go to other home centers.

Bob Fisher:         Yes, but it's also starting with one product.

Philippe Lemaitre:  Yes. And it's a test, I mean, you know, it has some nice opportunity to it, but that still needs to be proven that it works. So that's how we take it at this stage.

Greg Weaver:        So your mention of that it could be fairly significant
                    revenue is based on expansion or this is just off your one
                    SKU?

Philippe Lemaitre:  No, it's based on expansion.

Greg Weaver:        OK. Thank you.

Operator:           And we'll next take a follow-up question from John Franzerb once again with Sidoti and Company.

John Franzerb:      I was wondering about your telecom business, if I remember the last up cycle, you were getting a lot of secondary sales into that market. You touched on losing EMC to Tyco and it sounds like it was also weak in the quarter. Is there not much opportunity there anymore? Can you kind of expand upon what's going on in the telecom side of your market?

Philippe Lemaitre:  Yes, we don't see much opportunity. First, we have not lost all of EMC; we have lost a portion of EMC. But we don't see too much opportunity. This sector is pretty much dead at this stage and we have been, in the past, a very, very small player. So what we have done in the last year and a half is we have integrated this business in our normal connectivity business. Some of the cable assemblies we have moved more toward the medical or even some of our industrial customers. And frankly, I don't see us coming back anytime soon strong in that telecom storage arena.

John Franzerb:      OK. How much is a best guess probably is telecom as a
                    percent of total sales?

Bob Fisher:         It's very, very small now.

Philippe Lemaitre:  ((inaudible)) it's a few percent ...

John Franzerb:      A few percent? OK. All right. Thank you very much.

Operator:           And at this point, I indicate no further questions in the
                    queue. But we will offer one final prompting. If you do have a question, please signal now, star one. We'll pause for one moment. And gentlemen, at this time, I'm showing no further questions are in the queue. Mr. Lemaitre, I'll return the conference to you for your concluding remarks.

Philippe Lemaitre:  Thank you very much and I appreciate all of you joining us today. And we'll talk to you in three months. Thank you.

Operator:           And this does conclude today's Woodhead Industries third
                    quarter earnings conference call. We do thank you for your participation. At this time, all participants are welcome to disconnect their lines.